                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Windmere Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              WINDMERE CORPORATION

                            ------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                            TO BE HELD JUNE 13, 1996
                            ------------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Windmere Corporation, a Florida corporation (the "Company"), will be held at the Hotel Inter-Continental Miami, 100 Chopin Plaza, Mezzanine-West, Miami, Florida 33131, on Thursday, June 13, 1996, at 10:00 a.m. local time, for the following purposes:


     1. To elect four members to Class III of the Company's Board of Directors, to serve until the 1999 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

     2. To consider and vote upon a proposal to approve an amendment to the Company's Articles of Incorporation to change the Company's corporate name to "Windmere-Durable Holdings, Inc.";


     3. To consider and vote upon a proposal from Allen R. Hart, a shareholder of the Company;


     4. To ratify the reappointment of Grant Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1996; and

     5. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.


     The Board of Directors has fixed the close of business on May 10, 1996 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.


     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                            By Order of the Board of Directors,

                                            Jerald I. Rosen, Secretary


Miami Lakes, Florida
May 13, 1996


THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1996 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              WINDMERE CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Windmere Corporation, a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.10 per share (the "Common Stock"), for use at the 1996 Annual Meeting of Shareholders of the Company to be held on Thursday, June 13, 1996, or at any adjournment(s) thereof (the "Annual Meeting"), pursuant to the attached Notice of Annual Meeting. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is May 13, 1996. Shareholders should review the information provided herein in conjunction with the Company's 1995 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467, and its telephone number is (305) 362-2611.


                          INFORMATION CONCERNING PROXY

     The enclosed form of proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person, at the Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone, and the Company is using the services of a proxy solicitation firm at a cost of up to $7,000. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

          (1) The election of four members to Class III of the Company's Board of Directors to serve until the 1999 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

          (2) To consider and vote upon a proposal to approve an amendment to the Company's Articles of Incorporation to change the Company's corporate name to "Windmere-Durable Holdings, Inc.";


          (3) To consider and vote upon a proposal from Allen R. Hart, a shareholder of the Company;


          (4) The ratification of the reappointment of Grant Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1996; and

          (5) Such other business as may properly come before the Annual Meeting, including any adjournment(s) thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the four nominees for director named below; (b) for the change in Company name to "Windmere-Durable Holdings, Inc.,"
(c) against the proposal from Allen R. Hart, a shareholder of the Company and
(d) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.


                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS


     The Board of Directors has set the close of business on May 10, 1996 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 16,378,589 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor Bylaws provides for cumulative voting rights.



     The attendance, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the approval of each matter that is submitted to shareholders for approval. An independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as votes cast in the affirmative on a given matter. A broker or nominee holding shares registered in its name, or in the names of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors. If a matter had been included in the proxy to which a broker or nominee would not have discretionary voting power under applicable New York Stock Exchange rules, any broker or nominee "non-votes" would not be considered as shares entitled to vote on that subject matter and therefore would not be considered by the inspector when counting votes cast on the matter. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

                               SECURITY OWNERSHIP

     The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company (certain of whom constitute nominees for election as directors at the Annual Meeting), (ii) the Company's Chief Executive Officer and four other most highly compensated officers of the Company during the year ended December 31, 1995, (iii) the beneficial owner of more than 5% of the outstanding Common Stock and (iv) all directors and executive officers of the Company, as a group.


                                                                          COMMON STOCK
                                                                     BENEFICIALLY OWNED (2)
                                                                   ---------------------------
             NAME AND ADDRESS OF BENEFICIAL OWNER(1)                SHARES             PERCENT
- -----------------------------------------------------------------  ---------           -------
Belvin Friedson..................................................    457,179(3)           2.8%
Jerald I. Rosen..................................................     49,500(4)             *
Bert Sager.......................................................     79,500(5)             *
Harold Strauss...................................................     41,104(6)             *
Leonard Glazer...................................................     25,552(7)             *
David M. Friedson................................................    657,272(8)           3.9%
Barbara Friedson Garrett.........................................    243,205(9)           1.5%
Lai Kin..........................................................  1,749,500(10)         10.7%
Felix S. Sabates.................................................     39,500(11)            *
Arnold Thaler....................................................    107,339(12)            *
Raymond So.......................................................     48,000(13)            *
Susan J. Ganz....................................................        400                *
Thomas J. Kane...................................................     25,000(14)            *
Desmond Lai......................................................     13,000(15)            *
Ourimbah Investments, Limited....................................  1,739,000(16)         10.6%
Heartland Advisors, Inc..........................................  1,033,500(17)          6.3%
Franklin Resources, Inc..........................................  1,419,150(18)          8.7%
Rockefeller & Co., Inc...........................................    878,700(19)          5.4%
All directors and executive officers as a group (19 persons).....  3,770,573(3)-(15)     21.5%


- ---------------

  *  Less than 1%.
 (1) Unless otherwise indicated, the address of each of the beneficial owners identified above is c/o Windmere Corporation, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.
 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date upon the exercise of options.
 (3) Includes the ownership of options to purchase 49,500 shares of Common Stock that are exercisable within 60 days from the Record Date. Mr. Friedson disclaims the beneficial ownership of any shares owned by his wife or his children.
 (4) Represents the ownership of options to purchase 49,500 shares of Common Stock that are exercisable within 60 days from the Record Date. Does not include 15,000 shares owned by the wife of Jerald I. Rosen, as to which shares Mr. Rosen disclaims beneficial ownership.
 (5) Includes the ownership of options to purchase 49,500 shares of Common Stock that are exercisable within 60 days from the Record Date. Does not include 424,633 shares owned by the wife of Mr. Sager, as to which shares Mr. Sager disclaims beneficial ownership.
 (6) Includes the ownership of options to purchase 36,000 shares of Common Stock that are exercisable within 60 days from the Record Date.
 (7) Includes the ownership of options to purchase 25,500 shares of Common Stock that are exercisable within 60 days from the Record Date.
 (8) Includes the ownership of options to purchase 421,000 shares of Common Stock that are exercisable within 60 days from the Record Date. Mr. Friedson disclaims the beneficial ownership of any Common Stock owned by his siblings, Belvin Friedson or his wife.

 (9) Includes the ownership of options to purchase 165,000 shares of Common Stock that are exercisable within 60 days from the Record Date. Ms. Garrett disclaims the beneficial ownership of any Common Stock owned by her siblings, Belvin Friedson or his wife.
(10) Represents options to purchase 10,500 shares of Common Stock that are exercisable within 60 days from the Record Date and 1,739,000 shares owned by Ourimbah Investments, Limited, of which Mr. Lai Kin is Managing Director. Mr. Lai Kin disclaims the ownership of any Common Stock owned by his wife or his children.
(11) Represents the ownership of options to purchase 1,500 shares of Common Stock that are exercisable within 60 days from the Record Date and options to purchase 38,000 shares of Common Stock that are exercisable within 60 days from the Record Date and owned by Top Sales Company, Inc.
(12) Includes the ownership of options to purchase 89,000 shares of Common Stock that are exercisable within 60 days from the Record Date.
(13) Includes the ownership of options to purchase 26,500 shares of Common Stock that are exercisable within 60 days from the Record Date.
(14) Represents options to purchase 25,000 shares of Common Stock that are exercisable within 60 days from the Record Date.
(15) Represents options to purchase 13,000 shares of Common Stock that are exercisable within 60 days from the Record Date. Mr. Lai disclaims the beneficial ownership of the shares of Common Stock held by his siblings, his wife or Mr. or Mrs. Lai Kin.
(16) The address of Ourimbah Investments, Limited is 1F, Efficiency House, 35 Tai Yau Street, San Po Kong, Kowloon, Hong Kong.
(17) The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.
(18) The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404.
(19) The address of Rockefeller & Co., Inc. is 30 Rockefeller Plaza, New York, New York 10112.

                               EXECUTIVE OFFICERS

     In February 1996, the Company implemented a new corporate and management structure which is designed to streamline current operations and facilitate the development of new businesses. Under this plan, the Company has integrated its sales, marketing, manufacturing and product development processes. The Company now serves as a holding company and all business units are being combined under a new subsidiary of the Company, with a restructured executive management team. Certain executive officers of the Company have assumed new and/or additional roles and have new titles as part of such restructuring as reflected below.

            NAME               AGE                              OFFICE
  -------------------------    ---     ---------------------------------------------------------
  Belvin Friedson              71      Chairman Emeritus of the Board of Directors
  David M. Friedson                    Chairman of the Board, President and Chief Executive
                               40      Officer
  Arnold Thaler                57      Senior Vice President
  Barbara Friedson Garrett     43      Senior Vice President
  Harry D. Schulman            44      Senior Vice President
  Lai Kin                      65      Chairman of Durable
  Raymond So                   46      Senior Vice President and Managing Director of Durable
  Burton A. Honig              58      Vice President -- Finance
  Robert W. Gorman             52      Vice President -- Professional Products
  David W. O'Neill             49      President, Windmere Consumer Products, Inc.
  Jerald I. Rosen              68      Secretary
  Robert J. Weaver                     Vice President -- Sales and Marketing -- Consumer
                               47      Products

     BELVIN FRIEDSON founded the Company and is currently Chairman Emeritus of the Board of Directors and a consultant to the Company. Mr. Friedson was Chairman of the Board from 1963 to January 1996. From 1963 to January 1987, Mr. Friedson also served as Chief Executive Officer of the Company and from 1963 to January 1985, he served as President of the Company.


     DAVID M. FRIEDSON has served as Chairman of the Board of the Company since April 1996, Chief Executive Officer of the Company since January 1987 and as President of the Company since January 1985. From June 1976 to January 1985, Mr. Friedson held various other management positions with the Company.


     ARNOLD THALER has served as a Senior Vice President of the Company since February 1996 and has served as an Executive Vice President-Product Development, Engineering and Manufacturing of the Company since December 1988. For ten years prior thereto, Mr. Thaler held various other management positions with the Company.

     BARBARA FRIEDSON GARRETT has served as Senior Vice President of the Company since February, 1996 and has served as an Executive Vice President-Sales and Marketing of the Company since December 1988. For ten years prior thereto, Ms.. Garrett held various other management positions with the Company.

     HARRY D. SCHULMAN has served as Senior Vice President of the Company since February 1996 and Executive Vice President-Finance and Administration of the Company since February 1993. From March 1990 to January 1993, he served as Senior Vice President-Finance and Administration of the Company. From January 1989 to March 1990, he was Vice President-Financial Analysis and Administration of the Company. Mr. Schulman has served as Chief Financial Officer of the Company since March 1990.

     BURTON A. HONIG has served as Vice President-Finance of the Company since December 1982. He was also Treasurer of the Company from March 1987 to March 1992 and from August 1981 to December 1982. Mr. Honig is a Certified Public Accountant.

     ROBERT W. GORMAN has served as Vice President-Professional Products of the Company since December 1986.

     DAVID W. O'NEILL has served as President of Windmere Consumer Products, Inc., a significant subsidiary of the Company, since October 1984.

     JERALD I. ROSEN has served as Secretary of the Company since 1977. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952.

     LAI KIN has been Chairman of Durable Electrical Metal Factory, Ltd. ("Durable"), a 100%-owned subsidiary of the Company, since 1995. From 1973 to 1995, Mr. Lai was Managing Director of Durable. In addition, Mr. Lai Kin has been Managing Director of Ourimbah Investment, Limited ("Ourimbah"), a holding and investment company, since 1989.

     RAYMOND SO has served as a Senior Vice President of the Company since February 1996 and has been Managing Director of Durable since February 1996. Prior to his current positions and beginning in 1986, Mr. So held various senior executive management positions with Durable.

     ROBERT J. WEAVER has served as Vice President-Sales and Marketing-Consumer Products since September 1995. Prior to his service with the Company, Mr. Weaver served as National Accounts Manager for Helen of Troy Corp. from February 1993 to September 1995, and served as Regional General Manager for Hamilton-Beach/Proctor-Silex Corp. from September 1987 to February 1993.

     There is no family relationship between any director, executive officer or nominee, except that David M. Friedson and Barbara Friedson Garrett are the son and daughter of Belvin Friedson, and Desmond Lai is the son of Lai Kin.

     Executive officers serve at the pleasure of the Board of Directors, except as otherwise provided below. See "Executive Officers -- Certain Agreements."

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is presently composed of four Class I directors, five Class II directors and four Class III directors, and on a rotating basis the terms of office of all of the directors in any one class expires each year.


     At the Annual Meeting of Shareholders, four directors, David M. Friedson, Jerald I. Rosen, Bert Sager and Desmond Lai are to be nominated for election to Class III of the Board of Directors, to serve until the 1999 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.


     Other than Mr. Lai, each of the nominees for election as a director of the Company is presently a member of the Board of Directors of the Company. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

     The Board of Directors of the Company has appointed Arnold Thaler as a Director in Class II of the Board of Directors and Susan J. Ganz and Thomas J. Kane as Directors in Class I of the Board of Directors to fill vacancies in such classes, in accordance with the Company's By-laws. Such persons will serve as members of the Board until the expiration of the respective terms of the directors of the classes on which they are serving or until their respective successors are duly elected and qualified. Effective March 1996 and December 1995, respectively, Belvin Friedson and R. Erwin Fischer resigned from the Board of Directors of the Company.

     David M. Friedson, Barbara Friedson Garrett, Lai Kin, Raymond So, Arnold Thaler and Jerald I. Rosen, each of whom is an executive officer of the Company, are also directors of the Company. Reference is made to the description of the business experience of such individuals set forth above under "Executive Officers," which is incorporated herein by reference.

     The following table sets forth certain information regarding each director and nominee for director:

                                                                                        DIRECTOR
               NAME                   AGE           POSITION WITH THE COMPANY            SINCE
- --------------------------------------------------------------------------------------  --------
NOMINEES FOR ELECTION TO CLASS III OF THE BOARD
CLASS III DIRECTORS
David M. Friedson..................    40   Chairman of the Board, President and Chief    1982
                                            Executive Officer
Jerald I. Rosen....................    68   Director and Secretary                        1963
Bert Sager.........................    70   Director                                      1963
Desmond Lai........................    31   Nominee for Director and Director of           N/A
                                            Durable
CONTINUING MEMBERS OF THE BOARD
CLASS I DIRECTORS
Barbara Friedson Garrett...........    43   Director and Senior Vice President            1984
Felix S. Sabates...................    54   Director                                      1991
Susan J. Ganz......................    36   Director                                       N/A
Thomas J. Kane.....................    54   Director                                       N/A
CLASS II DIRECTORS
Leonard Glazer.....................    73   Director                                      1979
Harold Strauss.....................    73   Director                                      1972
Lai Kin............................    66   Director and Chairman of Durable              1989
Raymond So.........................    46   Director and Senior Vice President            1995
Arnold Thaler......................    57   Director and Senior Vice President             N/A

     BERT SAGER has been an attorney-at-law since 1949 and Chairman of the Board of Acorn Venture Capital Corporation, a venture capital company, for more than the past 5 years. Mr. Sager is also a director of Computer Products, Inc., a manufacturer of electronic products.

     LEONARD GLAZER retired in 1992 and is a private investor. For more than 5 years prior thereto, Mr. Glazer was President of Professional Engineering International, Inc., an engineering consulting firm.

     HAROLD STRAUSS has been a Professor of Business Management and Organizational Behavior at the University of Miami since 1968.

     FELIX S. SABATES has been Chief Executive Officer of Top Sales Company, Inc., an independent sales representative, since January 1965.

     SUSAN J. GANZ has served as President and Chief Executive Officer of each of Lion Brothers Co., Inc., a manufacturer of embroidered emblems and material, and Chesapeake Cap Company, Inc., a manufacturer of hats, for more than the last five years.

     THOMAS J. KANE has served as President of T.J.K. Sales, Inc., an independent sales representative, since he founded such company in 1978.

     DESMOND LAI has served as a Director of Durable since March 1993 and has held various other senior management positions with Durable for more than the last five years.

     The Board of Directors held seven meetings during 1995. All of the Company's directors other than Mr. Raymond So attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit, Nominating and Compensation Committee. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

     Audit Committee. The Audit Committee reviews the scope and results of the audit of the financial statements of the Company and reviews the internal accounting, financial and operating control procedures of the Company. The Audit Committee is composed of Messrs. Rosen, Sager and Strauss, each of whom, in accordance with the rules of the New York Stock Exchange, is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee met three times in 1995.

     Nominating Committee. The Nominating Committee considers nominees for membership on the Board of Directors who are recommended by the Company's shareholders. Any nomination by a shareholder of a person to serve as a director of the Company may be made pursuant to notice in writing to the Secretary of the Company delivered to or mailed and received at the principal executive offices of the Company not less than 90 days prior to the meeting at which directors are to be elected; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of such meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person, (iv) any lawsuits to which such person is a party, (v) the involvement of such person in or with any business which may be competitive with the Company and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors or in a Schedule 13-D pursuant to any then existing rule or regulation promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee as a director. The Nominating Committee is composed of Mr. David M. Friedson and Messrs. Glazer, Rosen, Sager and Strauss and did not meet in 1995, and the functions which in the past have been performed by such committee were performed by the Company's Board of Directors.

     Compensation Committee. The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation Committee is also responsible for the administration and award of stock options under the Company's 1992 Employee Incentive Stock Option Plan as well as the award of non-qualified stock options issued pursuant to individual stock option agreements. The Compensation Committee is composed of Messrs. Rosen, Sager and Sabates, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee did not meet in 1995, and the functions which in the past have been performed by such committee were performed by the Company's Board of Directors. Members of the Company's Board of Directors did not vote with respect to matters affecting their individual compensation.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Philosophy. The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of its executive officers with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement and assist the Company in attracting and retaining qualified management. To meet these objectives, the Compensation Committee attempts to set the compensation of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry, in light of the Company's then current and anticipated performance. The Compensation Committee endorses the position that equity interest in the Company by management is beneficial in aligning executive officers' and shareholders' interests in the enhancement of shareholder value.

     Components of Executive Compensation. Compensation of the Company's executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and an annual bonus. Long-term incentives are provided through the grant of qualified stock options under the Company's 1992 Employee Incentive Stock Option Plan and non-qualified stock options issued pursuant to individual stock option agreements.

     Base Salaries. The Compensation Committee attempts to set base salaries of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry. Information about appropriate salary levels has been determined by reviewing the public disclosure of the Company's competitors and through the Company's recruiting activities. Except as described below, salaries are reviewed annually, and any increases are based on competitive practices as well as the performance of the Company and the executive officer.

     Eight of the Company's executive officers, four of whom (including the Chief Executive Officer) are named in the compensation tables following this Report, are parties to Employment Agreements with the Company. Each of these Employment Agreements provides for an annual salary increase equal to the increase in the Consumer Price Index.

     Bonuses. Cash bonuses have been a standard and expected component of compensation at the Company when the Company has experienced particularly positive financial results. Cash bonuses of between one and three months' base salaries were paid to almost all persons employed by the Company's subsidiaries in Hong Kong, in accordance with the customary practice in Hong Kong.

     Stock Options. The Compensation Committee grants stock options to the Company's executive officers pursuant to the Company's 1992 Incentive Stock Option Plan and individual stock option agreements. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms at which option grants are made, the duration of the options and the number of shares subject to each option. The size of the option grants are generally based on the position level of the recipient. Through the award of stock options, the objective of aligning executive officers' long range interests with those of the shareholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

     It is the Compensation Committee's intention that, over time, compensation opportunities from option grants will constitute a significant portion of each executive officer's total compensation. However, there are not automatic grants to each executive officer every year. Instead, the Compensation Committee reviews the performance of the Company overall and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. The Chief Executive Officer received a grant of 1,500 options pursuant to the Company's 1988 Director Option Plan in June 1995.

     Compensation of Chief Executive Officer. The Compensation Committee considered a number of factors in determining the compensation to be paid to the Company's Chief Executive Officer, including levels generally paid to executives in the Company's industry, the Company's performance to date, the Chief Executive Officer's contribution to the Company's development and the Company's short- and long-term prospects.

     Members of the Compensation Committee are Jerald I. Rosen (Chairman), Bert Sager and Felix S. Sabates.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the aggregate compensation paid during each of the years ended December 31, 1995, 1994 and 1993 to the Company's Chief Executive Officer (the "CEO") and each of the four most highly compensated executive officers of the Company other than the CEO during 1995. The CEO and such other executive officers are sometimes referred to herein as the "Named Executive Officers."

                                                                                          LONG TERM
                                                                   ANNUAL                COMPENSATION
                                                               COMPENSATION(1)        ------------------
                                                 FISCAL     ---------------------     NUMBER OF OPTIONS       ALL OTHER
         NAME AND PRINCIPAL POSITION              YEAR       SALARY       BONUS           GRANTED(2)         COMPENSATION
- ---------------------------------------------    ------     --------     --------     ------------------     ------------
David M. Friedson............................     1995      $745,028     $      0             1,500             $2,357(3)
  Chairman, President and Chief Executive         1994      $689,572     $161,000           376,500             $2,357
  Officer                                         1993      $626,051     $146,538             1,600             $2,231
Arnold Thaler................................     1995      $273,634     $      0               -0-             $3,575(4)
  Senior Vice President                           1994      $253,773     $ 60,162           100,000             $3,575
                                                  1993      $245,399     $ 54,962               -0-             $2,231
Barbara Friedson Garrett.....................     1995      $263,816     $      0             1,500             $2,357(5)
  Senior Vice President                           1994      $243,607     $ 58,125           101,500             $2,357
                                                  1993      $236,544     $ 52,876             1,500             $2,357
Lai Kin......................................     1995      $359,444     $      0             1,500             $    0
  Chairman of Durable                             1994      $355,304     $      0             1,500             $    0
                                                  1993      $326,520     $      0             1,500             $    0
Belvin Friedson..............................     1995      $370,910     $      0             1,500             $7,896(6)
  Chairman Emeritus and Consultant                1994      $314,990     $      0             1,500             $7,896
                                                  1993      $314,990     $      0             1,500             $4,410

- ---------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.
(2) See "Option Grants Table" and "Aggregate Option Exercises and Year-End Option Value Table" below for additional information about these options.
(3) The amount indicated consists of life insurance premiums of $357 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(4) The amount indicated consists of life insurance premiums of $1,575 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(5) The amount indicated consists of life insurance premiums of $357 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(6) The amount indicated represents the amount of life insurance premiums paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary.

                              OPTION GRANTS TABLE

     The following table sets forth certain information concerning grants of stock options made during 1995 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights in 1995.

                                 INDIVIDUAL OPTION GRANTS IN 1995
- ---------------------------------------------------------------------------------------------------
                                                   % OF TOTAL
                                                    OPTIONS
                                        NUMBER     GRANTED TO   EXERCISE                 ALTERNATIVE
                                      OF OPTIONS   EMPLOYEES      PRICE     EXPIRATION   GRANT DATE
                NAME                   GRANTED      IN 1995     PER SHARE      DATE       VALUE(2)
- ------------------------------------  ----------   ----------   ---------   ----------   ----------
David M. Friedson...................     1,500(1)      1.4%      $8.5625      5/31/06      $4,734
Arnold Thaler.......................        --          --            --           --          --
Barbara Friedson Garrett............     1,500(1)      1.4%      $8.5625      5/31/06      $4,734
Lai Kin.............................     1,500(1)      1.4%      $8.5625      5/31/06      $4,734
Belvin Friedson.....................     1,500(1)      1.4%      $8.5625      5/31/06      $4,734

- ---------------

(1) The options were granted pursuant to the Company's 1988 Director Option Plan on June 1, 1995.
(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on certain assumptions as to variables such as interest rates, stock price volatility and future dividend yields. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

           AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of 1995.

                                                                             VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED       IN-THE-MONEY
                                                        OPTIONS AT 1995        OPTIONS AT 1995
                            SHARES                      FISCAL YEAR-END       FISCAL YEAR-END(1)
                           ACQUIRED        VALUE        EXERCISABLE(E)          EXERCISABLE(E)
          NAME            ON EXERCISE     REALIZED     UNEXERCISABLE(U)        UNEXERCISABLE(U)
- ------------------------  -----------     --------   ---------------------   --------------------
David M. Friedson.......        --            --            419,500(E)             $204,118(E)
                                                              1,500(U)             $      0(U)
Arnold Thaler                   --            --             89,000(E)             $164,875(E)
                                                             60,000(U)             $  7,500(U)
Barbara Friedson Garrett        --            --            163,500(E)             $430,868(E)
                                                             61,500(U)             $  7,500(U)
Lai Kin                         --            --              9,000(E)             $ 19,680(E)
                                                              1,500(U)             $      0(U)
Belvin Friedson                 --            --             48,000(E)             $170,805(E)
                                                              1,500(U)             $      0(U)

- ---------------

(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1995, which was $7.13.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

     Set forth below is a five-year graphic comparison of the yearly percentage change in the Company's cumulative shareholder return on its Common Stock with the cumulative total return of (i) the Standard & Poor's 500 Stock Index (the "S&P Index") and (ii) appropriate similar companies (the "Peer Group Index"). The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, market capitalization, existence of public market for the equity securities of such companies and industry within which such companies operate.

                        INDEXED TOTAL SHAREHOLDER RETURN
                        WINDMERE, PEER GROUP AND S&P 500
                     DECEMBER 31, 1990 -- DECEMBER 31, 1995

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          WINDMERE       PEER GROUP        S&P 500
1990                                       100             100             100
1991                                       174             196             130
1992                                       220             160             140
1993                                       325             134             154
1994                                       329             121             156
1995                                       310             131             215

- ---------------

* Peer companies include National Presto Industries Inc., Royal Appliance Manufacturing Co., Helen of Troy Corp., Toastmaster Inc. and Rival Co.

NOTE: Assumes that $100 was invested on December 31, 1990 in Windmere Common
      Stock, the S&P 500 and the Peer Group and that dividends of each are reinvested quarterly.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Jerald I. Rosen, Bert Sager and Felix S. Sabates. Mr. Rosen serves as Secretary of the Company, although he is not compensated for his services in such capacity. Mr. Sager is an independent director of the Company, and is neither an officer of the Company nor affiliated with any principal shareholder of the Company. Mr. Sabates is the sole shareholder and Chief Executive Officer of Top Sales Company, Inc. ("Top Sales"). Pursuant to an agreement dated August 15, 1988 between the Company and Top Sales, Top Sales sells certain products manufactured by the Company. In 1995, the Company paid Top Sales $556,400 pursuant to this agreement. Each member of the Compensation Committee is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

     Director Compensation. Directors of the Company who are salaried employees of the Company do not receive any additional compensation for serving as a director or committee member. In 1995, non-employee directors of the Company received $1,500 per month for service on the Board of Directors and $750 for each Board of Directors' meeting attended and for each committee meeting attended.

     In 1989, the Board of Directors and the shareholders of the Company adopted the 1988 Director Option Plan (the "Director Plan") to attract and retain the services of experienced and knowledgeable directors and to provide an incentive for such persons to increase their proprietary interest in the Company's long-term success and progress.

     Under the terms of the Director Plan, which is administered by a committee composed of Burton A. Honig, Joseph Reid, the Controller of the Company, and another officer of the Company, options to purchase an aggregate of 375,000 shares of Common Stock may be issued to the directors of the Company. The Director Plan provides for the granting to each director of the Company on June 1, 1988, or as soon thereafter as reasonably possible, nonqualified options to purchase shares of Common Stock ("option shares") in an amount determined in accordance with the following formula:

               number of completed years of
   1,500 X     service on the Company's Board of     + 1,500 = number of option shares
               Directors through June 1, 1988


     In addition, 1,500 option shares will automatically be granted to each of the Company's then serving directors on June 1 (or, if June 1 is not a business day, on the next succeeding business day) of each successive year commencing on June 1, 1989 and ending with the last grant of options under the Director Plan on June 1, 1997. The option price of each option granted under the Director Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, and no option may be exercised before the first anniversary of the date upon which it was granted (the "Vesting Date"). Options granted under the Director Plan, which remain unexercised, expire upon the earlier of (i) the date which is ten years from the Vesting Date, (ii) eighteen months after the date the optionee ceases to be a director or (iii) one year after death. In the event of a change in control of the Company, as defined in the Director Plan, all options become immediately exercisable with respect to the full number of option shares.


     In June 1995, an automatic grant of 1,500 shares was made to each of the Company's directors.

EMPLOYMENT CONTRACTS.

     The Company entered into an employment agreement with David M. Friedson, dated July 18, 1983, which has been amended from time to time. Under this agreement, among other things, Mr. Friedson was employed for a five-year term, commencing July 18, 1983, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. This Agreement provides for a minimum annual base salary which, as of December 31, 1995, was $748,800, which amount is subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If, at any time during the term of the agreement, there shall be a change in control of the Company, then Mr. Friedson shall have the option of terminating his employment upon 60 days' notice and, in such event, any outstanding options held by Mr. Friedson may be exercised and sold without restrictions imposed by the Company, and the Company shall pay Mr. Friedson a lump sum equal to three times Mr. Friedson's then annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due and payable under this agreement. In consideration for such lump sum payment, Mr. Friedson has agreed to consult with the Company and its officers after termination of his employment, if requested to do so, for a period of four years from the date of such termination, devoting such time to such services as Mr. Friedson believes to be reasonable.

     The Company entered into an employment agreement with Belvin Friedson, dated January 5, 1987, which has been amended from time to time. Under this agreement, among other things, Mr. Friedson is retained by the Company to serve as an advisor and consultant to the Company for perpetual one-year periods unless four years' written notice not to extend is provided by the Company or Mr. Friedson (the "Advisory Period"). As of December 31, 1995, Mr. Friedson's annual compensation was $379,080, which amount is subject to adjustment in subsequent periods according to any increase in the Consumer Price Index, in addition to other benefits. During the Advisory Period, Mr. Friedson is restricted from competing with the Company as set forth in the agreement. If at any time during the Advisory Period, there shall be a change in control of the Company, then Mr. Friedson shall have the option of terminating the Advisory Period upon reasonable notice, and, upon such termination, the Company shall pay Mr. Friedson a lump sum equal to the sum of the payments to be made to Mr. Friedson during the Advisory Period discounted by a factor of 10% for each year in which such payments are accelerated. Such payment would be in lieu of any advisory compensation remaining to be paid under this agreement.

     The Company entered into employment agreements with Arnold Thaler and Barbara Friedson Garrett (collectively, the "Employees"). These agreements, as amended from time to time, provide, among other things, for the employment of Mr. Thaler and Ms. Garrett as Executive Vice Presidents, each for an initial term of three years, which terms are each automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under these agreements, the Employees are each entitled to a minimum annual base salary which, as of December 31, 1995, was $274,976 for Mr. Thaler and $265,200 for Ms. Garrett, which amounts are subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If at any time during the term of these agreements, there shall be a change in control of the Company, then each Employee shall have the option of terminating his or her employment upon 60 days' notice and, in such event, any outstanding options held by the Employee may be exercised and sold without restrictions imposed by the Company, and the Company shall pay such Employee a lump sum equal to three times the Employee's prevailing annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements. In consideration for such lump sum payment, each Employee has agreed to consult with the Company and its officers after termination of his or her employment, if requested to do so, for a period of four years from the date of such termination, devoting only such time to such services as the Employee believes to be reasonable.

                              CERTAIN TRANSACTIONS


     The Company has agreed to use its best efforts to recommend to its shareholders and directors that Lai Kin, Chairman of Durable and Managing Director of Ourimbah, be appointed as, and remain a member of, the Company's Board of Directors for such time as Mr. Lai continues to be an indirect shareholder of the Company and continues to be employed by Durable and/or any other affiliate of the Company. Upon Mr. Lai's resignation or termination as Managing Director of Durable, the Company has agreed to employ Mr. Lai as a consultant to the Company and Durable and any of their affiliates at a salary equal to 60% of Mr. Lai's annual base salary from Durable in the fiscal year immediately preceding his resignation or termination from Durable. Pursuant to this agreement, Mr. Lai will be employed as a consultant for a three-year period which is automatically extended by one year on the first day of the second year of each three-year period unless two years' prior written notice is given to terminate the agreement, in which event the term of the agreement will be automatically extended for one additional year beyond the expiration of the then current three year period.


     In April 1994, in connection with the purchase by the Company of 20% of the outstanding shares of capital stock of Durable, which resulted in Durable becoming a wholly-owned subsidiary of the Company, the Company agreed, upon a Change of Control of the Company (as defined in said agreement), to make an additional payment to Ourimbah in respect of shares of Durable being purchased under such agreement equal to the greater of (i) the same multiple of earnings per share paid for the shares of Common Stock of the Company received in connection with such Change of Control or (ii) the same multiple of net asset value per share paid for the shares of Common Stock of the Company received in connection with such Change of Control. In addition, the Company agreed to use its best efforts to recommend to the shareholders and directors of the Company that two individuals to be nominated by Mr. Lai and deemed suitable by the

Company be appointed as members of the Company's Board of Directors. The Company further agreed that the composition of Durable's Board of Directors shall initially remain equally divided between each of the present designees of Ourimbah and persons selected by the Company. Accordingly, for so long as such designees of Ourimbah who are present members of the Board of Directors of Durable (the "Durable Board"): (i) remains a shareholder of Ourimbah, and (ii) Ourimbah remains a shareholder of the Company, the Company shall vote its shares of Durable to appoint such designees of Ourimbah to the Durable Board. When any member of the Durable Board who has been designated by Ourimbah ceases to be a shareholder of Ourimbah, such designee shall no longer be entitled to serve on the Durable Board, and the Company shall have the right to designate a replacement member to the Durable Board in its sole discretion.


     During 1995, the Company made a series of personal loans bearing interest at prevailing market rates to David M. Friedson, the Company's Chairman of the Board, President and Chief Executive Officer. As of April 30, 1996, the balance of such loans was $973,407.


     In 1986, the Company made a non-interest bearing loan of $78,000 to Mr. Lai, a Director of the Company. Such loan was outstanding as of the date of this Proxy Statement.

     In December 1991, the Company loaned $300,000 to Lion Redcliff Import and Export, Ltd., a company owned 50% by the Company and 50% by Lion Brothers Co., Inc., of which Ms. Susan J. Ganz, a Director of the Company, is President and Chief Executive Officer. At present, such obligation bears a prime rate of interest. The principal amount is payable in 30 monthly installments of $10,000 commencing May 1996.

     Reference is made to "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" for a discussion of the relationship between Felix Sabates, Top Sales and the Company.

                  PROPOSAL TO APPROVE CHANGE OF CORPORATE NAME

     The Board of Directors of the Company has unanimously adopted a resolution setting forth an amendment to Article I of the Company's Articles of Incorporation. If approved by the shareholders, the amendment will be effective when filed with the Department of State of Florida and will amend Article I of the Company's Articles of Incorporation to read as follows:

          "The name of the corporation shall be Windmere-Durable Holdings, Inc."

     Since the founding of the Company in 1963, the Company's name has changed two times as its business has evolved. This proposed name change reflects the next phase of growth in the Company's development.


     In February 1996, the Company implemented a new corporate and management structure which is designed to streamline current operations and facilitate the development of new businesses. Under this plan, the Company has integrated its sales, marketing, manufacturing and product development processes. The Company now serves as a holding company and all business units will be operated as subsidiaries of the Company, which now operates with a restructured executive management team.


     The Board of Directors of the Company believes it would be in the best interests of the Company to adopt a name that reflects the above-described corporate reorganization. Specifically, the Board of Directors believes the Company should adopt the name "Windmere-Durable Holdings, Inc."

     If the proposed amendment is approved by the shareholders at the Annual Meeting, the trading symbols for the Common Stock on the New York Stock Exchange will not be changed. Stock certificates representing the Company's Common Stock issued prior to the effective date of the change in corporate name to "Windmere-Durable Holdings, Inc." will continue to represent the same number of shares, remain authentic and will not be required to be returned to the Company or its transfer agent for reissuance. New stock certificates issued upon transfer of shares of Common Stock after the name change will bear the name "WINDMERE-DURABLE HOLDINGS, INC." Delivery of existing stock certificates will continue to be accepted in a sale transaction made by a shareholder after the corporate name is changed.

     The Company's cost of effecting the name change will not be material. The public announcement of the change of the corporate name will consist principally of announcements placed in the business and financial press. The Company does not plan to conduct a full-scale corporate advertising campaign regarding the name change.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote, voting together, will be required for approval of the change of the Company's corporate name to "Windmere-Durable Holdings, Inc."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S CORPORATE NAME TO "WINDMERE-DURABLE HOLDINGS, INC."

                              SHAREHOLDER PROPOSAL

     Mr. Allen R. Hart, 2501 Marlboro Road, Cleveland Heights, Ohio 44118, has informed the Company that he plans to present the following proposal at the Annual Meeting:

          The shareholders of the Company request that the board of directors immediately appoint an independent committee of non-employee directors to engage the services of a nationally recognized investment banking firm to explore all methods by which the Company may enhance shareholder value, including but not limited to a business combination (whether by merger, consolidation or sale of all substantial Company's assets) in which the Company would be acquired by a third party.

     Mr. Hart's statement in support of the resolution is as follows:

          "During the past 6 years the performance of the Company's common stock has been poor. A review of the Company's 1994 Annual Report to Shareholders and Proxy Statement dated April 13, 1995, indicate that over the last 6 years, the performance of the Company's common stock has averaged approximately 18% less than the Company's self-identified peer group (National Presto, Royal Appliance, Helen of Troy, Toastmaster and Rival Company), and 36% less than the S&P 500 index. Moreover, as of December 5, 1995, the closing sale price of the Company's common stock was approximately 62% of the Company's per share book value (as calculated from the information set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995). The common stock of the Company's primary competitors generally trade at one and a half times book value and the S&P 500 index as a whole is trading at nearly 3.6 times book value. In addition, since 1989, the Company has earned a lower return on equity and has had a lower net profit margin than its industry competitors.

          Although in the short term, external factors could adversely impact financial performance and, thereby, stock price performance, the Company's poor performance has existed since 1989. The only logical conclusion from this long-term situation is that the Company's existing management is incapable of successfully managing the Company's existing businesses.

          Over the last 6 years, management of the Company has had more than enough time and opportunity to take whatever steps were necessary to enhance shareholder value. It has been unable to do so and the results have been continued poor financial and stock price performance. Therefore, the value of the Company can only be enhanced if the shareholder resolution set forth above is implemented, the result of which should be to enable all Company shareholders to realize appropriate value from the ownership of the Company."

                  STATEMENT OF THE BOARD AGAINST THE PROPOSAL

     The Board of Directors of the Company reviews on a regular basis strategic alternatives and opportunities available to it, remains committed to maximizing value for stockholders and will pursue whichever course of action that will, in the Board's judgment, best achieve that objective. As a result, adoption of the proposal submitted by Mr. Hart (the "Proposal") is not necessary. The Board also believes that shareholder value will not be enhanced by adoption of the Proposal, but rather, that it could seriously prejudice shareholders' financial interests.

     The Board regularly seeks to enhance shareholder value through internal growth, acquisitions of businesses which are complimentary to the Company's business and other strategic agreements and alliances. During the past three months, the Company has entered into agreements for two significant transactions designed to achieve corporate growth and increased profitability. In February 1996, the Company entered into an agreement to acquire fifty percent (50%) of the common stock of Salton/Maxim Housewares, Inc. ("Salton/Maxim"), a public company engaged in the business of designing and marketing small kitchen appliances, clocks and personal and beauty care appliances. The closing of this transaction is subject to the satisfaction of certain conditions. Salton/Maxim had net sales of approximately $77 million during its fiscal year ended July 1, 1995, and net sales of approximately $59.6 million for the 26 weeks ended December 31, 1995. In March 1996, the Company acquired an exclusive worldwide license to an automated, computer-controlled infrared cat litter raking and cleaning system which is currently being marketed under the name "Litter-Maid(R)." The Board of Directors believes that both of these transactions afford the Company with significant opportunities for continued growth and enhanced profitability. Finally, in February 1996, as described in this Proxy Statement, the Company implemented a new corporate and management structure which is designed to streamline current operations and facilitate the development of new business. Under this plan, the Company will integrate its sales, manufacturing and product development processes. All business units will be combined under a new holding company, with a restructured management team.


     The Board believes that the intent of the Proposal is to force the Board to sell the Company to a third party as soon as possible. In the Board's opinion, Allen Hart, the proponent of the Proposal, has consistently evidenced his desire to obtain a short-term profit from the sale of his shares of the Company's common stock, without regard to the long-term interests of the Company or the other shareholders. For example, Mr. Hart has communicated his dissatisfaction with the Company's stock performance directly with members of the media, including The Wall Street Journal, which had the effect of injuring the Company's competitive position and causing concern by the Company's customers and employees due to a perception that the Company would be sold. Moreover, Mr. Hart has failed to note in the Proposal certain of the Company's accomplishments over the past five years. For example, as indicated in the performance graph set forth on page __ of this Proxy Statement, during the period from December 31, 1990 through December 31, 1995, the Company's common stock performed better than both the S&P 500 index and the Company's peer group. During this period, the Company's debt-to-equity percentage decreased from 52.9% to 2.2%, its current ratio increased from 4.8:1 to 7.5:1, the Company's book value per share increased from $7.25 to $9.87 and the Company's Stockholders' equity increased from $110.7 million to $164.9 million. The Board believes all of these accomplishments have resulted in enhanced shareholder value, and welcomes viable suggestions from all of the Company's shareholders to further enhance shareholder value. However, it is the Board, and not any particular shareholder, with whom the ultimate responsibility rests to determine the development and execution of the Company's short-term and long-term business strategy, including the period for the achievement of corporate goals, and to conduct the Company's business and affairs. The Board of Directors, therefore, views the Proposal as a tactic intended to pressure the Board into abandoning its fiduciary duties by placing the Company "in play" now without evaluating other strategic alternatives that could yield better results in the long-term.


     The Board also believes that adoption of the Proposal would not increase shareholder value and could seriously prejudice shareholders' financial interests. Although the Proposal only requests certain action by the Board and does not obligate the Board to take any action, the Board believes that an announcement that the Proposal has been adopted and that the Company's shareholders wish the Company to be sold could severely damage the Company's long-term relationships with its principal customers, and could have an adverse impact on the Company's ability to effectively compete in the short-and-long-term, resulting in a possible decline in revenues and a corresponding decline in shareholder value.

     The Board of Directors also views the Proposal as constituting an unjustified attempt to exert a controlling influence over the management and policies of the Company in order to meet Mr. Hart's short-term investment objectives.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE PROPOSAL.

                       RATIFICATION OF THE REAPPOINTMENT
                            OF THE COMPANY'S AUDITOR

     The Board of Directors recommends that the appointment of Grant Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1996, be ratified by the Company's shareholders. Grant Thornton has audited the books and records of the Company since 1976. Although the appointment of Grant Thornton as independent auditors of the Company does not require ratification, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of shareholders on this matter is advisory in nature and has no binding effect upon the Board of Directors' appointment of Grant Thornton. A representative of Grant Thornton is expected to be present at the Annual Meeting to make a statement, if he desires to do so, and to respond to appropriate questions.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business to be presented at the Company's 1996 Annual Meeting of Shareholders. If any other business should properly come before the Company's 1996 Annual Meeting of Shareholders, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received in writing by the Company's Secretary at the Company's principal executive offices not later than December 20, 1996 in order to be included in the Company's Proxy Statement and form of Proxy relating to that Annual Meeting.

                                            By Order of the Board of Directors

                                            Jerald I. Rosen, Secretary


Miami Lakes, Florida
May 13, 1996

                                                                    Appendix A

                            WINDMERE CORPORATION


            PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Burton A. Honig and Joann Ledbetter and each of them, each with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Windmere Corporation (the "Company") to be held at the Hotel Inter-Continental Miami, 100 Chopin Plaza, Mezzanine-West, Miami, Florida 33131, on June 13, 1996 at 10:00 a.m., local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this card, and in their discretion upon such other matters as may come before the meeting.

                       (To be Signed, on Reverse Side)

/X/  Please mark your votes as in this example.


1.   Election of Directors

     / / FOR         / / WITHHELD

     For, except vote withheld from the following nominee(s)

     Nominees: David M. Friedson, Jerald I. Rosen, Bert Sager and Desmond Lai

2.   Change of the Company's name to Windmere-Durable Holdings, Inc.

               / / FOR          / / AGAINST          / / ABSTAIN

3. To consider and vote upon a proposal from Allen R. Man, a shareholder of the Company.

               / / FOR          / / AGAINST          / / ABSTAIN

4.   Recertification of appointment of auditors

               / / FOR          / / AGAINST          / / ABSTAIN


                                       The undersigned hereby acknowledges
                                       receipt of a Notice of Annual Meeting of Shareholders of Windmere Corporation called for June 13, 1996 and a Proxy Statement for the Annual Meeting prior to the approving of this proxy.


                                       This Proxy when properly executed will
                                       be voted as specified above. If no
                                       direction is made, this Proxy will be
                                       voted "FOR" Proposals 1, 2 and 4 and
                                       "AGAINST" Proposal 3.


                                       PLEASE MARK, SIGN, DATE AND RETURN
                                       IMMEDIATELY



SIGNATURE(S)                                                DATE
         -------------------------------------------------       ---------------

Note: Please sign exactly as your name(s) appear(s) on this Proxy.
Joint Owners should each sign. When signing in a representative capacity, please give title.